EXHIBIT 99.1

State Auto Financial announces retirement of CFO
COLUMBUS, OHIO – May 3, 2021 – State Auto Financial Corporation (NASDAQ:STFC) announced that Steven E. English, senior vice president and chief financial officer, intends to retire after a 21-year career with the company. An executive search firm has been retained to assist in identifying a successor. English will remain with the company through Dec. 31, 2021, to ensure an orderly transition of duties.
English joined State Auto in 2001 as part of the company’s affiliation with Meridian Insurance Group, where he served as chief financial officer and treasurer. Prior to joining Meridian in 2000, English was vice president of planning for Conseco, having begun his career with Coopers & Lybrand in 1982. English is a graduate of Indiana State University.
“Steve has been instrumental in the growth of our company over the past two decades and the transformation of our business over the past six years,” said STFC Chairman, President and CEO Mike LaRocco. “Steve has ensured a strong financial position for STFC through his thoughtful and disciplined decision making and has a proven record of success collaborating with investors, lenders, regulators and boards of directors. I personally want to thank him for being a trusted advisor to me and so many others, and wish him the very best in his well-deserved retirement.”
“It’s been a privilege to work alongside the talented associates who are part of our Finance organization and those throughout the company,” said English. “I’m proud of the progress we’ve made and the team we’ve built, and I’m committed to ensuring a smooth transition.”
About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. STFC stock is traded on the Nasdaq Global Select Market, which represents the top fourth of all Nasdaq listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

CONTACTS
Investor contact: Natalie Schoolcraft, Natalie.Schoolcraft@StateAuto.com, 614.917.4341
Media contact: Kyle Anderson, Kyle.Anderson@StateAuto.com, 614.917.5497